[Farm Bureau letterhead]


                                                          August 29, 2002



Farm Bureau Life Insurance Company
5400 University Avenue
West Des Moines, Iowa 50266

Gentlemen:

This opinion is furnished in connection with the registration by Farm Bureau Life Insurance Company of a nonparticipating variable annuity contract ("Contract") under the Securities Act of 1933, as amended. The prospectus included in Pre-Effective Amendment No. 2 to the Registration Statement on Form N-4 (File No. 333-87632) describes the Contract. I have provided actuarial advice concerning the preparation of the contract form described in the Registration Statement, and I am familiar with the Registration Statement and exhibits thereto.

It is my professional opinion that the fees and charges deducted under the Contract, in the aggregate, are reasonable in relation to the services rendered, the expenses expected to be incurred and the risks assumed by the insurance company.

I hereby consent to the use of this opinion as an exhibit to Pre-Effective Amendment No. 2 to the Registration Statement.

                                         Sincerely,

                                         /s/ Christopher G. Daniels

                                         Christopher G. Daniels, FSA, MAAA
                                         Life  Product  Development  and Pricing
                                         Vice President
                                         Farm Bureau Life Insurance Company